Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

H.B. Fuller Company:

We consent to the incorporation by reference in the registration statement (Nos. 33-50786, 333-50005, 333-50827, 333-89453, 333-48420, 333-127069 and 333-135772) on Form S-8 and registration statement (No. 333-100056) on Form S-3 of H.B. Fuller Company of our report dated January 30, 2008, with respect to the consolidated balance sheets of H.B. Fuller Company as of December 1, 2007 and December 2, 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 1, 2007 and the effectiveness of internal control over financial reporting as of December 1, 2007, which report appears in the December 1, 2007 annual report on Form 10-K of H.B. Fuller Company.

Our report dated January 30, 2008 notes that the Company adopted the provisions of Statement of Financial Accounting Standard No. 123R, Share-Based Payment, on December 4, 2005, Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, on December 2, 2006, Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, on December 2, 2006, and Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, on December 1, 2007.

/s/ KPMG LLP

Minneapolis, Minnesota

January 30, 2008